Exhibit 99.1

Pinnacle Airlines Corp. Obtains $10m Credit Facility

MEMPHIS, TENN. (January 14, 2010) – Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that it has closed on a $10 million credit facility with Independent Bank of Memphis, Tenn.

“We are delighted to establish this relationship with Independent Bank, one of Memphis’ premier financial institutions.  The loan provides a working capital cushion and allows us to focus on our core business,” said Philip H. Trenary, President, Pinnacle Airlines Corp.

“Independent Bank is glad to be able facilitate this important transaction for Pinnacle Airlines and support a Memphis-based company that is an integral part of our air transportation system,” said Tom Stephenson, Executive Vice President, Independent Bank.

The loan is designed to provide Pinnacle with additional working capital until it receives its 2009 federal income tax refund, estimated to be $38 million.

Separately, Pinnacle also modified its $25 million spare parts loan to reduce certain liquidity requirements.

“These transactions enhance our liquidity and put us in a stronger financial position for 2010,” said Peter D. Hunt, Vice President and Chief Financial Officer.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 140 regional jets under Delta brands in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly more than 1,280 daily flights and transport 13 million passengers a year to 158 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, Memphis and Minneapolis.  Visit www.pncl.com for more information.

This press release contains various forward-looking statements based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web site or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

Contact:
Joe Williams
901-346-6162